NxStage Medical Reports Fourth Quarter and Full Year 2006 Results
•	Full Year 2006 Revenues Increase by 247% to $20.8 Million

•	Chronic Patient Growth of 250%

•	PureFlow SL Roll-out Continues on Track

•	Full Year 2006 Gross Margin Improvement of 34 Points

•	Critical Care Revenue above Expectations
LAWRENCE, MA., February 15, 2007 — NxStage Medical, Inc. (NASDAQ: NXTM), the manufacturer of the NxStage System One (™) portable kidney dialysis machine, today announced its financial results for the fourth quarter and year ended December 31, 2006.
Revenues for the fourth quarter of 2006 were $7.4 million, compared to $2.1 million in the fourth quarter of 2005. Full year 2006 revenues were $20.8 million, a 247% increase compared to $6.0 million for the full year 2005. Revenues in the chronic home dialysis market were $4.6 million for the fourth quarter of 2006, compared to $1.3 million in the fourth quarter of 2005. Full year 2006 revenues in the chronic home dialysis market totaled $12.7 million, a 303% increase compared to $3.2 million for the full year 2005. Revenues in the critical care market for the fourth quarter of 2006 were $2.7 million, compared to $0.7 million in the fourth quarter of 2005. For the full year 2006, critical care revenues were $8.1 million, a 185% increase compared to $2.8 million for the full year 2005.
At the end of 2006, NxStage was working with 174 dialysis centers to provide home hemodialysis therapy to 1,022 end-stage renal disease (ESRD) patients using the company’s System One portable dialysis machine. This compares to 70 centers and 292 patients at the end of 2005.
“2006 was a pivotal year for home hemodialysis. Our growth in revenue, patients and dialysis centers is evidence of the progress we’ve made in advancing this treatment modality,” said Jeffrey H. Burbank, President & CEO of NxStage Medical. “In the last year, we’ve seen the body of clinical data supporting the clinical and economic benefits of home daily hemodialysis continue to grow, underscoring the value proposition of System One and home daily hemodialysis for patients, providers and payors. We have made significant progress in deepening our relationships with our provider partners as we start the year and I expect we will build on this momentum in 2007.”
NxStage reported a net loss of $10.4 million, or ($0.37) per share, for the fourth quarter of 2006 compared with a net loss of $7.4 million, or ($0.49) per share, for the fourth quarter of 2005, reflecting increased distribution expenses along with increased spending in sales and marketing arising from the ongoing launch of the System One in the chronic home hemodialysis market. For the full year 2006, the company’s net loss was $39.6 million, or ($1.60) per share, compared to a net loss of $24.5 million, or ($4.31) per share, in 2005, reflecting increased spending in operating expenses as the company continues to build its infrastructure to support the business.
“During 2006, the company initiated a number of expense reduction measures including introducing the PureFlow SL. We had solid improvement in our gross margin in 2006 achieving a 34 point improvement,” commented Robert S. Brown, Chief Financial Officer. “While we still have a long way to go, we remain confident in our goals as the business matures over the next few years.”
Cash, cash equivalents and short term investments as of December 31, 2006 were $61.8 million, compared to $61.2 million at the end of 2005. The balance at the end of 2006 reflects the net proceeds of approximately $51.3 million from the sale of 6,325,000 shares of common stock in a secondary offering which closed on June 8, 2006.
Recent Highlights
In the first two months of 2007, NxStage signed a number of pivotal agreements designed to advance the penetration of System One in the U.S market. On February 7, 2007, the company announced a multi-year, national distribution agreement, with certain market rights, for System One with DaVita under which the two companies will collaborate on expanding availability of home hemodialysis to patients. DaVita made a $20.0 million investment in the company’s stock, purchased its existing base of System One machines for $5.1 million and agreed to purchase, rather than rent, the majority of its equipment requirements going forward. NxStage also signed multi-year agreements for the System One with Wellbound and Renal Advantage, two other leading dialysis chains, who were early adopters of the System One.
In January 2007, the company entered into long-term agreements with two of its key suppliers as part of a broad strategy to secure supply to meet the growing demand for the System One: Medisystems Corporation to continue providing disposable cartridges and Membrana GmbH to continue to supply PUREMA(R) capillary membranes.
The company also continued to be successful in its roll-out of the PureFlow SL, a key element of its margin improvement strategy. During the period between its launch in the fall and December 31, 2006, PureFlow penetration reached 28% of all System One machines in the chronic market. PureFlow penetration is currently approaching 40% of all chronic System One machines and approximately two-thirds of new chronic System One placements.

2007 Guidance
For the first quarter, the company expects revenue to be in the range of $7.7 million to $8.2 million, excluding any impact from the sale of chronic equipment arising under the DaVita and Renal Advantage agreements. The company expects a net loss in the range of ($11.1) million to ($11.5) million or ($0.38) to ($0.40) per share, including estimated non-cash stock-based stock compensation charges of $700,000 to $900,000, again excluding any impact from the sale of chronic equipment arising under the agreements. The company expects to add 280 to 320 additional net patients and 30 new centers offering therapy with the NxStage System One during the first quarter.
The company’s guidance does not reflect any changes in patient growth that may be related to the agreements recently signed with DaVita, Wellbound and Renal Advantage. Since these are performance-based agreements, the company believes that it needs more experience under these agreements before quantifying their impact on future company operating results. For this reason, the company will not be providing revenue or earnings guidance for the full year at this time.
Conference Call
NxStage will also host a conference call at 9:00 a.m. Eastern Time on February 15, 2007 to discuss its fourth quarter and year end 2006 financial results. To listen to the conference call, please dial (866) 711-8198 for domestic callers and (617) 597-5327 for international callers. The passcode is 53954494. A replay of the conference call will be available two hours after the start of the call through February 22, 2007 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 88520622. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at www.nxstage.com.
About NxStage Medical
NxStage Medical, Inc. (NASDAQ: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative systems for the treatment of end-stage renal disease, or ESRD, and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for home and/or daily hemodialysis products, the anticipated market acceptance and demand for NxStage’s products, anticipated increases in the availability of, and market and patient awareness regarding, home hemodialysis, anticipated secure supply of products, anticipated reductions in cost of goods sold, anticipated margin improvements, anticipated patient numbers, and expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage’s System One, growth in home and/or daily hemodialysis, and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.

NxStage Medical, Inc.
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$7,353,295	$2,059,779	$20,812,064	$5,993,739
Cost of revenues	8,640,146	3,470,878	26,121,297	9,585,286

Gross profit (deficit)	(1,286,851)	(1,411,099)	(5,309,233)	(3,591,547)

Operating expenses:
Selling and marketing	3,741,844	2,563,454	14,356,062	7,549,830
Research and development	1,689,662	1,599,804	6,431,001	6,304,463
Distribution	2,257,309	650,249	7,092,865	2,059,279
General and administrative	2,212,006	1,353,261	8,703,404	4,854,471

Total operating expenses	9,900,821	6,166,768	36,583,332	20,768,043

Loss from operations	(11,187,672)	(7,577,867)	(41,892,565)	(24,359,590)

Other income (expense):
Interest income	962,495	375,327	3,235,672	643,417
Interest expense	(186,158)	(171,374)	(972,879)	(763,437)

	776,337	203,953	2,262,793	(120,020)

Net loss	$(10,411,335)	$(7,373,914)	$(39,629,772)	$(24,479,610)

Net loss per share, basic and diluted	$(0.37)	$(0.49)	$(1.60)	$(4.31)

Weighted average shares outstanding, basic and diluted	27,779,161	14,920,685	24,817,020	5,680,566

NxStage Medical, Inc.
Consolidated Balance Sheets

	December 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$49,958,540	$61,223,377
Short-term investments	11,843,275	—
Accounts receivable, net	4,301,557	1,511,860
Inventory	10,558,923	5,956,336
Prepaid expenses and other current assets	1,014,688	523,160

Total current assets	77,676,983	69,214,733

Property and equipment, net	3,025,560	2,070,387
Field equipment, net	20,615,952	4,843,398
Other assets	406,285	446,508

Total assets	$101,724,780	$76,575,026

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,918,437	$3,027,524
Accrued expenses	4,104,058	2,234,621
Deferred rent obligation	259,036	224,694
Deferred revenue	228,542	114,000
Current portion of long-term debt	2,800,000	1,513,480

Total current liabilities	13,310,073	7,114,319

Deferred rent obligation	389,568	473,268
Long-term debt	4,616,667	1,633,070

Total liabilities	18,316,308	9,220,657

Commitments and contingencies

Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; zero shares issued and outstanding as of December 31, 2006 and 2005	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 27,806,543 and 21,176,554 shares issued and outstanding as of December 31, 2006 and 2005, respectively	27,807	21,177
Additional paid-in-capital	206,848,097	151,675,548
Deferred compensation	—	(259,910)
Accumulated deficit	(123,640,441)	(84,010,669)
Accumulated other comprehensive income (loss)	173,009	(71,777)

Total stockholders’ equity	83,408,472	67,354,369

Total liabilities and stockholders’ equity	$101,724,780	$76,575,026

NxStage Medical, Inc.
Revenue by Market

	Three-months ended		Twelve-months ended
	December 31,		December 31,
	2006	2005	2006	2005
Critical Care Market	$2,739,737	$734,203	$8,073,417	$2,829,960
Chronic Care Market	4,613,558	1,325,576	12,738,647	3,163,779

Total	$7,353,295	$2,059,779	$20,812,064	$5,993,739

Business metrics:

	December 31,	September 30,	December 31,
	2006	2006	2005
Chronic patients on therapy	1022	900	292
Dialysis centers with System One	174	157	70